UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 9, 2014

ACCESS MIDSTREAM PARTNERS, L.P.

(Exact name of Registrant as specified in its Charter)

Delaware	001-34831	80-0534394
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification No.)

525 Central Park Drive, Oklahoma City, Oklahoma	73105
(Address of principal executive offices)	(Zip Code)

(877) 413-1023

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 — Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously reported, on October 24, 2014, Access Midstream Partners, L.P. (“ACMP”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Access Midstream Partners GP, L.L.C. (“ACMP General Partner”), Williams Partners L.P. (“WPZ”), Williams Partners GP LLC (“WPZ General Partner”), and VHMS LLC (“Merger Sub”). Pursuant to the Merger Agreement, (1) Merger Sub, a direct wholly owned subsidiary of ACMP, will be merged with and into WPZ, with WPZ being the surviving limited partnership (the “Merger”), and (2) WPZ General Partner will be merged with and into ACMP General Partner, with ACMP General Partner being the surviving limited liability company (the “GP Merger”).

On November 9, 2014, The Williams Companies, Inc. (“Williams”), the sole owner of ACMP General Partner, advised ACMP that, effective upon closing of each of the Merger and the GP Merger, Williams expects that ACMP General Partner will elect H. Brent Austin, Rory L. Miller, Alice M. Peterson, and James E. Scheel as new members of its board of directors. Alan S. Armstrong, Frank E. Billings, Donald R. Chappel, David A. Daberko, Philip L. Frederickson, Robert S. Purgason, and J. Mike Stice are expected to continue as directors of ACMP General Partner. Robyn L. Ewing, Suedeen G. Kelly, Sarah C. Miller, and Richard D. Rodekohr will no longer serve as members of the board of directors of ACMP General Partner effective upon closing of the Merger. The departures of Mesdames Ewing, Kelly, and Miller and Mr. Rodekohr from ACMP General Partner’s board of directors are not due to any disagreements with ACMP or ACMP General Partner.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ACCESS MIDSTREAM PARTNERS, L.P.

By:	Access Midstream Partners GP, L.L.C., its general partner

By:	/s/ David C. Shiels
David C. Shiels Chief Financial Officer

Dated: November 13, 2014